Exhibit 99.4

OfficeMax Incorporated

2012 Performance-Based RSU Award Agreement

Executive Vice Presidents and Above

This Performance-Based Restricted Stock Unit (RSU) Award (the “Award”) is granted on February XX, 2012 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to «First_Name» «Last_Name» (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Potential Award. You are hereby awarded a potential grant of XX,XXX Performance-Based RSUs (your “Potential Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Definitions –

a.	Performance Period. The Performance Period shall mean the three consecutive fiscal years commencing with the fiscal year in which the Award Date occurs.

b.	Net Sales. Net Sales shall mean OfficeMax’s net sales, excluding the impact of foreign currency exchange rate fluctuation, for the fiscal year as calculated by OfficeMax, consistent with Section 162(m) of the Code, in its sole and complete discretion.

c.	EBIT. EBIT shall mean OfficeMax’s earnings from continuing operations, excluding the impact of foreign currency exchange rate fluctuation, before interest and taxes adjusted for special items as disclosed and discussed in the earnings release for the fiscal year as calculated by OfficeMax, consistent with Section 162(m) of the Code, in its sole and complete discretion.

4.	Minimum Performance Measurement. As a condition of vesting under paragraph 5 with respect to a particular fiscal year in the Performance Period, the following conditions must be met:

•

OfficeMax’s net income from continuing operations available to its common shareholders (adjusted for special items, as disclosed and discussed in the earnings release) for that fiscal year must be positive; and

•

OfficeMax’s EBIT (as defined above) for that fiscal year must exceed an “EBIT Minimum” established by the Executive Compensation Committee (the “Committee”) of the Board of Directors. The EBIT minimum for fiscal year 2012 is $xxx.x million.

5.	Vesting and Additional Performance Measurement Adjustments. Subject to paragraphs 4 and 6, your Potential Award will vest and be adjusted as follows:

The first third of your Potential Award shall be adjusted based on achievement of 2012 performance metrics in accordance with the following chart and shall vest on February 15, 2015, if you are actively employed by OfficeMax on that date, and shall be payable as soon as practical thereafter, but not later than March 15, 2015:

OfficeMax Incorporated

2012 Performance-Based RSU Award Agreement

Executive Vice Presidents and Above

Payout as a % of Target*	Net Sales (millions) Weight: 50%	EBIT (millions) Weight: 50%
175% (Maximum)
100% (Target)
70%
20% (Minimum)
0%
*	No vesting of any portion of the Potential Award shall occur unless both minimum performance measurements described in paragraph 4 are met.

Each third of the remaining two-thirds of the Potential Award shall be adjusted based on OfficeMax’s achievement of performance metrics for each of the second and third fiscal years in the Performance Period, shall vest on February 15, 2015, if you are actively employed by OfficeMax on that date, and shall be payable as soon as practical thereafter, but not later than March 15, 2015; within 90 days after the beginning of each fiscal year in the Performance Period, the committee will establish in writing the performance metrics applicable to that fiscal year.

At the end of the Performance Period, the Committee will review the performance criteria for each of the fiscal years within the Performance Period and determine the adjustments to your Potential Award for each fiscal year (subject to paragraph 6 of this Agreement regarding termination of employment during the Performance Period). Where performance metrics, as applicable, fall between the numbers shown on the tables above and yet to be determined, the Percentage of Potential Award shall be calculated using straight-line interpolation.

For each fiscal year, no portion of the Potential Award shall vest if Awardee either does not receive any performance review or receives a performance rating of “below expectations”, “unsatisfactory” or “does not live values” under the performance management program for that fiscal year.

6.	Termination of Employment During Vesting Period.

a.	If your employment with OfficeMax terminates at any time on or after the Award Date and before the end of the Performance Period, your Potential Award (subject to paragraphs 4 and 5, including the adjustments described therein) will both vest (subject to paragraphs 4 and 5) and be payable in accordance with this paragraph 6.

If your termination of employment occurs before the end of the Performance Period and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

•

then your Potential Award shall vest (subject to paragraphs 4 and 5) on your employment termination date in a pro rata manner as follows: A pro rata portion of the Performance-Based RSUs, that would have otherwise vested, as determined under paragraph 5, on February 15, 2015 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

OfficeMax Incorporated

2012 Performance-Based RSU Award Agreement

Executive Vice Presidents and Above

The vested portion of your Potential Award, as determined above, shall be payable in accordance with the general payment timing provisions of paragraph 5, as applicable. Any unvested Performance-Based RSUs remaining after payout will be forfeited and canceled.

b.	Six-Month Minimum Employment and Plan Participation Requirement. Notwithstanding the foregoing, in order to be eligible for the pro rata vesting described in paragraphs 6.a, you must be employed with OfficeMax prior to July 1 of the first fiscal year in the Performance Period and have been a participant in the Plan for a minimum of six continuous months during fiscal years 2012 and/or 2013.

c.	Other Terminations. Upon your voluntary or involuntary termination for any reason not meeting the criteria specified in this paragraph 6 for pro rata vesting, all unvested Performance-Based RSUs relating to your Potential Award as of the date of your termination of employment with OfficeMax shall be immediately forfeited and canceled. Additionally, if your employment is terminated for “disciplinary reasons” as defined in the Executive Officer Severance Pay Policy (or any successor policy) or if you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” any vested or unvested Performance-Based RSUs in this Award will be forfeited and cancelled. In the event you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the determination or, if disposed prior to the violation, at the time of disposition.

d.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Performance-Based RSUs relating to your Potential Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Performance-Based RSUs shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

7.	Change in Control. In the event of a Change in Control prior to February 15, 2015, except as otherwise determined by OfficeMax in its sole and complete discretion, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all restrictions described in this Agreement will lapse with respect to all unvested Performance-Based RSUs relating to your Potential Award, if you are employed by OfficeMax at the time of the Change in Control, at the time of the Change in Control or your qualifying termination (as applicable), all such Performance-Based RSUs will vest immediately, and payment of your Potential Award shall be made as soon as practical but in no event later than March 15 of the year following the year in which the Change in Control or “qualifying termination” (as applicable) occurred. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

OfficeMax Incorporated

2012 Performance-Based RSU Award Agreement

Executive Vice Presidents and Above

8.	Nontransferability. The Performance-Based RSUs awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Performance-Based RSUs prior to vesting will result in the immediate forfeiture and cancellation of such units. Notwithstanding the foregoing, subject to the approval of OfficeMax in its sole and complete discretion, Performance-Based RSUs awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

9.	Stockholder Rights. You will not receive dividends or dividend units on the Performance-Based RSUs awarded pursuant to this Agreement. With respect to the Performance-Based RSUs awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

10.	Share Payment; Code Section 162(m). Vested Performance-Based RSUs relating to your Potential Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash. Notwithstanding any provision in the Plan or this Agreement to the contrary, if in OfficeMax’s good faith determination, some or all of the remuneration attributable to this payment is not deductible by OfficeMax for federal income tax purposes pursuant to Code Section 162(m), then payment of such units will occur on the date OfficeMax anticipates, or should reasonably anticipate, that payment would qualify for deduction under Code Section 162(m).

11.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Performance-Based RSUs. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

12.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

13.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before Date or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at (630)647-3722.

OfficeMax Incorporated	Awardee: «First_Name» «Last_Name» («SAP_ID»)

Signature:

Date:

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